 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 18, 1994

                                                       REGISTRATION NO. 33-55505

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                              POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                           CORESTATES FINANCIAL CORP
            (EXACT NAMES OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

     PENNSYLVANIA                    6711                  23-1899716
   (STATE OR OTHER            (PRIMARY STANDARD        (I.R.S. EMPLOYER
   JURISDICTION OF                INDUSTRIAL          IDENTIFICATION NO.)
   INCORPORATION OR          CLASSIFICATION NO.)
    ORGANIZATION)

                      PHILADELPHIA NATIONAL BANK BUILDING
                           BROAD AND CHESTNUT STREETS
                             PHILADELPHIA, PA 19107
                                 (215) 973-5680
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                                DAVID T. WALKER
                              DEPUTY CHIEF COUNSEL
                           CORESTATES FINANCIAL CORP
                                 F.C. 1-1-17-1
                                 P.O. BOX 7618
                     PHILADELPHIA, PENNSYLVANIA 19101-6187
                                  215-973-5680
            (NAME, ADDRESS, INCLUDING ZIP CODE AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                                ---------------

                                   COPIES TO:
      L. GARRETT DUTTON, JR., ESQ.               RONALD GOLDSTEIN, ESQ.
       PEPPER, HAMILTON & SCHEETZ                   GENERAL COUNSEL
         3000 TWO LOGAN SQUARE                  GERMANTOWN SAVINGS BANK
      PHILADELPHIA, PA 19103-2799                  ONE BELMONT AVENUE
             (215) 981-4041                    BALA CYNWYD, PA 19004-1646
                                                     (610) 660-8459

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after effective date of this Registration Statement and upon consummation of the merger of Germantown Savings Bank ("GSB") with and into a subsidiary of the Registrant as described herein (the "Merger").

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

  THIS REGISTRATION STATEMENT ALSO RELATES TO AN INDETERMINATE NUMBER OF SHARES OF CORESTATES FINANCIAL CORP COMMON STOCK, $1.00 PAR VALUE, THAT MAY BE ISSUED UPON STOCK SPLITS, STOCK DIVIDENDS, OR SIMILAR TRANSACTIONS IN ACCORDANCE WITH RULE 416.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                          [LOGO OF CORESTATES APPEARS HERE]
      [LOGO OF GERMANTOWN SAVINGS                      PROSPECTUS
           BANK APPEARS HERE]           COMMON STOCK (PAR VALUE $1.00 PER SHARE)
            PROXY STATEMENT                    CORESTATES FINANCIAL CORP
        GERMANTOWN SAVINGS BANK           PHILADELPHIA NATIONAL BANK BUILDING
           ONE BELMONT AVENUE                   BROAD & CHESTNUT STREETS
         BALA CYNWYD, PA 19004                   PHILADELPHIA, PA 19107
             (610) 660-8409                          (215) 973-3827


                                   SUPPLEMENT

                          DATED OCTOBER 18, 1994

  This Supplement relates to and should be read in conjunction with the Proxy Statement-Prospectus dated October 7, 1994 (the "Proxy Statement-Prospectus"), furnished to shareholders of Germantown Savings Bank ("GSB") in connection with the solicitation of proxies by the Board of Directors of GSB for use at the Special Meeting of Shareholders to be held November 10, 1994 (the "Special Meeting") and at any adjournments or postponements thereof. The Special Meeting has been called to consider a proposal for GSB to merge into CoreStates Bank, N.A. ("CoreStates Bank"), a wholly owned subsidiary of CoreStates Financial Corp ("CoreStates"), as more fully described in the Proxy Statement-Prospectus (the "Merger"). The Proxy Statement-Prospectus also constitutes a prospectus of CoreStates with respect to the shares of CoreStates common stock, par value $1.00 per share ("CoreStates Common Shares") issuable to GSB shareholders pursuant to the Merger, as more fully described in the Proxy Statement-Prospectus.

  Subsequent to the furnishing of the Proxy Statement-Prospectus, it was determined that the dissenters rights available to holders of GSB Common Shares would be governed by the national bank laws, rather then the Pennsylvania Business Corporation Law. Accordingly, the Proxy Statement-Prospectus is hereby amended as follows:

  (1) On page 11 of the Proxy Statement-Prospectus, the paragraph under the heading "SUMMARY--Dissenters Rights" is amended and restated in its entirety to read as follows:

    Under applicable provisions of federal law, holders of GSB Common Shares will have the right to dissent and obtain payment of the fair value of their shares by complying with the provisions of 12 USC
  (S)215a. Accompanying this Proxy Statement-Prospectus as Annex E is a copy of the text of the applicable provisions of law that prescribe the procedures for the exercise of dissenters rights and for determining the value of their shares. Shareholders of GSB who seek to exercise dissenters rights must carefully follow the procedures described in such statutory provisions. For additional information concerning dissenters rights, see "THE MERGER--Dissenters Rights."

  (2) On pages 43-44 of the Proxy Statement-Prospectus, the section under the heading "THE MERGER--Dissenters Rights" is amended and restated in its entirety to read as follows:

  DISSENTERS RIGHTS

    Pursuant to applicable provisions of the national bank laws, holders of GSB Common Shares will have the right to dissent and obtain payment of the value of their shares (as determined in accordance with such provisions) by complying with the procedures set forth in such provisions of the national bank laws. Accompanying this Proxy Statement-Prospectus as Annex E is a copy of the text of the applicable provisions of the national bank laws. Shareholders of GSB who seek to exercise dissenters rights must carefully follow the procedure described in such statutory provisions and applicable regulations of the Office of the Comptroller of the Currency ("OCC"). The following is a summary of such statutory provisions, and is qualified in its entirety by reference to such statutory provisions and applicable regulations of the OCC thereunder.

    Pursuant to 12 USC (S)215a, any holder of GSB Common Shares who votes against the Merger at the Special Meeting, or who has given notice in writing at or prior to the Special Meeting to the presiding officer that he or she dissents from the plan of merger, shall be entitled to receive the value of the GSB Common Shares held by such shareholder when such merger shall be approved by the OCC, upon written request made to CoreStates Bank at any time before thirty days after the date of consummation of the Merger, accompanied by the surrender of his or her stock certificates. CoreStates and GSB anticipate that a press release will be issued announcing the consummation of the Merger promptly following such consummation.

    The value of the shares of any dissenting shareholder shall be determined, as of the effective date of the Merger, by an appraisal made by a committee of three persons, composed of one selected by the vote of the holders of a majority of the stock, the owners of which are entitled to payment in cash pursuant to the exercise of dissenters rights; one selected by the directors of CoreStates Bank; and one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern.

    If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the OCC, which shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the applicant. If, within ninety days from the date of consummation of the Merger, for any reason one or more of the appraisers is not selected, or the appraisers fail to determine the value of such shares, the OCC shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expense of the OCC in making the reappraisal or the appraisal, as the case may be, shall be paid by CoreStates Bank. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by CoreStates Bank.

  (3) On page 75 of the Proxy Statement-Prospectus, the following sentence is added to the end of the paragraph immediately preceding the heading "Dividends and Other Distributions": "In addition, in the case of a merger of GSB into a national bank, the rights of dissenting shareholders are determined by applicable provisions of the national bank laws, rather than the provisions of Pennsylvania law."

  (4) On page A-6 of Annex A to the Proxy Statement-Prospectus, the reference in the parenthetical clause of Section 1.2(a) of the Agreement and Plan of Merger to "applicable provisions of the Pennsylvania Banking Code and the Pennsylvania Business Corporation Law" is amended and restated to refer to "applicable provisions of law."

  (5) Annex E to the Proxy Statement-Prospectus is amended and restated in its entirety to read as attached hereto.


           THE BOARD OF DIRECTORS OF GSB UNANIMOUSLY RECOMMENDS THAT

 SHAREHOLDERS VOTE IN FAVOR OF THE MERGER, AS DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS. An additional proxy card has been enclosed with this Supplement. Shareholders wishing to cast a vote with respect to the Merger, or to change their vote pursuant to a proxy previously delivered, may do so by signing, dating and returning the enclosed proxy card. If a shareholder has already signed and returned a proxy card and does not wish to change their vote, it is not necessary to sign and return an additional proxy. Shareholders are strongly encouraged to submit a proxy casting their vote with regard to the Merger, after reviewing the Proxy Statement-Prospectus, whether or not they plan to attend the Special Meeting.

                                                                         ANNEX E

     STATUTORY PROVISIONS CONCERNING DISSENTERS RIGHTS OF GSB SHAREHOLDERS

                               NATIONAL BANK LAWS

12 USC (S) 215A. MERGER OF NATIONAL BANKS OR STATE BANKS INTO NATIONAL BANKS.

  . . .

  (B) DISSENTING SHAREHOLDERS

    If a merger shall be voted for at the called meetings by the necessary majorities of the shareholders of each association or State bank participating in the plan of merger, and thereafter the merger shall be approved by the Comptroller, any shareholder of any association or State bank to be merged into the receiving association who has voted against such merger at the meeting of the association or bank of which he is a stockholder, or has given notice in writing at or prior to such meeting to the presiding officer that he dissents from the plan of merger, shall be entitled to receive the value of the shares so held by him when such merger shall be approved by the Comptroller upon written request made to the receiving association at any time before thirty days after the date of consummation of the merger, accompanied by the surrender of his stock certificates.

  (C) VALUATION OF SHARES

    The value of the shares of any dissenting shareholder shall be ascertained, as of the effective date of the merger, by an appraisal made by a committee of three persons, composed of (1) one selected by the vote of the holders of the majority of the stock, the owners of which are entitled to payment in cash; (2) one selected by the directors of the receiving association; and (3) one selected by the two so selected. The valuation agreed upon by any two of the three appraisers shall govern. If the value so fixed shall not be satisfactory to any dissenting shareholder who has requested payment, that shareholder may, within five days after being notified of the appraised value of his shares, appeal to the Comptroller, who shall cause a reappraisal to be made which shall be final and binding as to the value of the shares of the appellant.

  (D) APPLICATION TO SHAREHOLDERS OF MERGING ASSOCIATIONS: APPRAISAL BY COMPTROLLER; EXPENSES OF RECEIVING ASSOCIATION; SALE AND RESALE OF SHARES; STATE APPRAISAL AND MERGER LAW

    If, within ninety days from the date of consummation of the merger, for any reason one or more of the appraisers is not selected as herein provided, or the appraisers fail to determine the value of such shares, the Comptroller shall upon written request of any interested party cause an appraisal to be made which shall be final and binding on all parties. The expenses of the Comptroller in making the reappraisal or the appraisal, as the case may be, shall be paid by the receiving association. The value of the shares ascertained shall be promptly paid to the dissenting shareholders by the receiving associations. The shares of stock of the receiving association which would have been delivered to such dissenting shareholders had they not requested payment shall be sold by the receiving association at an advertised public auction, and the receiving association shall have the right to purchase any of such shares at such public auction, if it is the highest bidder therefor, for the purpose of reselling such shares within thirty days thereafter to such person or persons and at such price not less than par as its board of directors by resolution may determine. If the shares are sold at public auction at a price greater than the amount paid to the dissenting shareholders, the excess in such sale price shall be paid to such dissenting shareholders. The appraisal of such shares of stock in any State bank shall be determined in the manner prescribed by the law of the State in such cases, rather than as provided in this section, if such provision is made in the State law; and no such merger shall be in contravention of the law of the State under which such bank is incorporated. The provisions of this subsection shall apply only to shareholders of (and stock owned by them in) a bank or association being merged into the receiving association.

  . . .

                                   SIGNATURES

                           CORESTATES FINANCIAL CORP

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT, CORESTATES FINANCIAL CORP HAS DULY CAUSED THIS POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF PHILADELPHIA, COMMONWEALTH OF PENNSYLVANIA, ON OCTOBER 18, 1994.

                                         CORESTATES FINANCIAL CORP


                                        By: /s/ Terrence A. Larsen
                                           ------------------------------------
                                           TERRENCE A. LARSEN
                                           CHAIRMAN OF THE BOARD, PRESIDENT
                                           AND CHIEF EXECUTIVE OFFICER

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

             SIGNATURES                   CAPACITY                 DATE
             ----------                   --------                 ----


               *                    Director, Chairman of      October 18, 1994
- --------------------------------     the Board, President
       TERRENCE A. LARSEN            and Chief Executive
                                     Officer (principal
                                     executive officer)


      /s/ David C. Carney           Chief Financial            October 18, 1994
- --------------------------------     Officer (principal
        DAVID C. CARNEY              financial officer)


               *                    Executive Vice             October 18, 1994
- --------------------------------     President (principal
        ALBERT W. MANDIA             accounting officer)


               *                    Director                   October 18, 1994
- --------------------------------
        GEORGE A. BUTLER


               *                    Director                   October 18, 1994
- --------------------------------
       ROBERT H. CAMPBELL


               *                    Director                   October 18, 1994
- --------------------------------
        NELSON G. HARRIS


           SIGNATURES                     CAPACITY                 DATE

               *
- --------------------------------    Director               October 18, 1994
       CARLTON E. HUGHES

               *
- --------------------------------    Director               October 18, 1994
       SHIRLEY A. JACKSON

               *
- --------------------------------    Director               October 18, 1994
        ERNEST E. JONES

               *
- --------------------------------    Director               October 18, 1994
         HERBERT LOTMAN

               *
- --------------------------------    Director               October 18, 1994
       PATRICIA A. MCFATE

               *
- --------------------------------    Director               October 18, 1994
         JOHN A. MILLER

               *
- --------------------------------    Director               October 18, 1994
       MARLIN MILLER, JR.

               *
- --------------------------------    Director               October 18, 1994
      STEPHANIE W. NAIDOFF

               *
- --------------------------------    Director               October 18, 1994
    SEYMOUR S. PRESTON, III

               *
- --------------------------------    Director               October 18, 1994
       JAMES M. SEABROOK

             SIGNATURES                   CAPACITY                 DATE
             ----------                   --------                 ----

               *                    Director                   October 18, 1994
- --------------------------------
       J. LAWRENCE SHANE


               *                    Director                   October 18, 1994
- --------------------------------
        RAYMOND W. SMITH

               *                    Director                   October 18, 1994

- --------------------------------
       HAROLD A. SORGENTI


                                    Director
- --------------------------------
      PETER S. STRAWBRIDGE



* By: /s/ David C. Carney
      --------------------------
          ATTORNEY-IN-FACT

                                      II-3